United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

July 2, 2010

Date of Report

[Date of Earliest Event Reported]

Cleopatra International Group, Inc.

(Exact name of Registrant as specified in its Charter)

Nevada	000-53411	26-3788124
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3884 East North Little Cottonwood Rd.

Salt Lake City, Utah 84092

(Address of Principal Executive Offices)

(801) 580-4555

(Registrant’s Telephone Number, including area code)

Vibrosaun International, Inc.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 15, 2010, Vibrosaun International, Inc. (the “Registrant”) caused to be formed a corporation under the laws of the State of Nevada called Cleopatra International Group, Inc. (“Merger Sub”) which is a direct wholly-owned subsidiary of the Registrant.  On June 30, 2010, the Registrant and Merger Sub entered into an Agreement and Plan of Merger, to become effective on July 2, 2010, pursuant to which Merger Sub merged with and into the Registrant and the Registrant remained as the surviving corporation of the merger.

As a result of the merger, the corporate name of the Registrant was changed to “Cleopatra International Group, Inc.” Prior to the merger, Merger Sub had no liabilities and nominal assets and, as a result of the merger the separate existence of Merger Sub then ceased. The Registrant was the surviving corporation in the merger and, except for the name change provided for in the Agreement and Plan of Merger, there was no change in the directors, officers, capital structure or business of the Registrant.

The Registrant, as the parent domestic Nevada corporation, owning 100 percent of the outstanding shares of Merger Sub, under Nevada law (NRS Section 92A.180) may merge Merger Sub into itself without shareholder approval and effectuate a name change without shareholder approval.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

2.1	Agreement and Plan of Merger between Vibrosaun International, Inc. and Cleopatra International Group, Inc. dated as of June 30, 2010.

Cleopatra International Group, Inc.

Date:	July 8, 2010	By:	/s/David M. Rees
David M. Rees
President and Director

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